Herc Holdings Reports Strong First Quarter 2022
and Increases Full Year 2022 Guidance

First Quarter Highlights
–Equipment rental revenue increased 31.6% to a record $526.8 million
–Total revenues increased 25.0% to $567.3 million
–Dollar utilization increased 280 basis points to a record 41.4%
–Net income increased 77.8% to $58.5 million or $1.92 per diluted share
–Adjusted EBITDA grew 28.3% to a record $236.8 million and adjusted EBITDA margin expanded 100 basis points to 41.7%

Bonita Springs, Fla., April 21, 2022 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended March 31, 2022. Equipment rental revenue was $526.8 million and total revenues were $567.3 million in the first quarter of 2022, compared to $400.4 million and $453.8 million, respectively, for the same period last year. The Company reported net income of $58.5 million, or $1.92 per diluted share, in the first quarter of 2022, compared to $32.9 million, or $1.09 per diluted share, in the same 2021 period. First quarter 2022 adjusted net income was $59.2 million, or $1.95 per diluted share, compared to $33.3 million, or $1.10 per diluted share, in 2021. See page A-5 for the adjusted net income and adjusted earnings per share calculations.
"We continued our 'shift into high gear' with an excellent first quarter," said Larry Silber, president and chief executive officer. "Our average fleet increased 23.4% to $4.5 billion, dollar utilization increased to 41.4%, and rental revenue increased 31.6% over the prior year. Outstanding execution by our operations and field support team was enhanced by strong demand in our markets and a positive operating environment. The record first quarter results have accelerated our growth expectations for the full year and we now expect 2022 adjusted EBITDA to increase between approximately 31% to 39% over 2021."

2022 First Quarter Financial Results

•Equipment rental revenue increased 31.6% to $526.8 million compared to $400.4 million in the prior-year period.

•Total revenues increased 25.0% to $567.3 million compared to $453.8 million in the prior-year period. The year-over-year increase of $113.5 million was related to an increase in equipment rental revenue of $126.4 million, offset primarily by lower sales of rental equipment of $16.5 million. The reduction in sales of rental equipment resulted from strong rental demand and the strategic management of our fleet to maximize fleet size and minimize the sales of rental equipment.

•Pricing increased 4.3% compared to the same period in 2021.

•Dollar utilization increased to 41.4% compared to 38.6% in the prior-year period primarily due to increased volume and rate.
•Direct operating expenses (DOE) of $246.2 million increased 34.5% compared to the prior-year period. The $63.2 million increase was primarily due to increases in payroll and related expenses associated with additional headcount, increased maintenance expense as a result of strong rental activity and higher fuel prices.

•Selling, general and administrative expenses (SG&A) increased 36.5% to $89.4 million compared to $65.5 million in the prior-year period. The $23.9 million increase was primarily due to increases in selling expenses, including commissions and other variable compensation, general payroll and benefits.

•Interest expense increased to $22.5 million compared with $21.4 million in the prior-year period.

•The income tax provision was $8.6 million compared to $8.2 million for the prior-year period. The provision in each period was driven by the level of pre-tax income, offset primarily by a benefit related to stock-based compensation and non-deductible expenses.

•The Company reported net income of $58.5 million compared to $32.9 million in the prior-year period. Adjusted net income was $59.2 million compared to $33.3 million in the prior-year period.

•Adjusted EBITDA increased 28.3% to $236.8 million compared to $184.6 million in the prior-year period.

•Adjusted EBITDA margin increased 100 basis points to 41.7% compared to 40.7% in the prior-year period.

Capital Expenditures

•The Company reported net rental equipment capital expenditures of $258.0 million for the first three months of 2022. Gross rental equipment capital expenditures were $286.8 million compared to $90.9 million in the comparable prior-year period. Proceeds from disposals were $28.8 million compared to $40.3 million last year. See page A-5 for the calculation of net rental equipment capital expenditures.

•As of March 31, 2022, the Company's total fleet was approximately $4.6 billion at OEC.

•Average fleet at OEC in the first quarter increased year-over-year by 23.4% compared to the prior-year period.

•Average fleet age was 48 months as of March 31, 2022 and 2021.
Disciplined Capital Management

•The Company acquired three companies with a total of three locations and opened five new greenfield locations during the quarter.

•First quarter 2022 net fleet capital expenditures exceeded cash flow from operations, resulting in negative free cash flow of $130.7 million compared to positive free cash flow of $72.5 million in the same period in 2021.

•Net debt was $2.2 billion as of March 31, 2022, with net leverage of 2.3x compared to 2.2x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.1 billion of liquidity as of March 31, 2022.

•The Company announced a 15% increase in the quarterly dividend to $0.575, payable to record holders as of February 23, 2022, with a payment date of March 10, 2022.

Outlook

The Company increased its full year 2022 adjusted EBITDA guidance range and maintained net rental capital expenditures guidance:

	Previous	Current
Adjusted EBITDA:	$1,075 million to $1,175 million	$1,175 million to $1,245 million
Net rental equipment capital expenditures:	$820 million to $1,120 million	$900 million to $1,120 million

"We closed on the previously announced acquisition of Cloverdale Equipment Company earlier this week and are confident we can continue to execute our organic growth strategy that is supplemented with strategic M&A," said Silber. "We raised our guidance for the full year 2022 based on our outlook for continued strong momentum in operating performance."

Earnings Call and Webcast Information

Herc Holdings' first quarter 2022 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 4806646. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number 9945822.
About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 320 locations in North America. With over 56 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, pumps, trench shoring, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 5,700 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2021 total revenues were approximately $2.1 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, the impact of and our response to COVID-19, our capital strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Equipment rental	$526.8	$400.4
Sales of rental equipment	27.7	44.2
Sales of new equipment, parts and supplies	7.7	6.1
Service and other revenue	5.1	3.1
Total revenues	567.3	453.8
Expenses:
Direct operating	246.2	183.0
Depreciation of rental equipment	119.3	100.4
Cost of sales of rental equipment	18.5	38.4
Cost of sales of new equipment, parts and supplies	5.3	4.2
Selling, general and administrative	89.4	65.5
Interest expense, net	22.5	21.4
Other (income) expense, net	(1.0)	(0.2)
Total expenses	500.2	412.7
Income before income taxes	67.1	41.1
Income tax provision	(8.6)	(8.2)
Net income	$58.5	$32.9
Weighted average shares outstanding:
Basic	29.8	29.5
Diluted	30.4	30.2
Earnings per share:
Basic	$1.96	$1.12
Diluted	$1.92	$1.09

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$22.8	$35.1
Receivables, net of allowances	399.1	388.1
Other current assets	53.3	46.5
Total current assets	475.2	469.7
Rental equipment, net	2,792.2	2,665.3
Property and equipment, net	308.3	308.4
Right-of-use lease assets	443.2	413.7
Goodwill and intangible assets, net	671.1	620.2
Other long-term assets	27.6	13.1
Total assets	$4,717.6	$4,490.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$14.6	$15.2
Current maturities of operating lease liabilities	40.1	38.7
Accounts payable	239.4	280.6
Accrued liabilities	169.2	195.4
Total current liabilities	463.3	529.9
Long-term debt, net	2,142.1	1,916.1
Financing obligations, net	110.2	111.2
Operating lease liabilities	415.9	387.4
Deferred tax liabilities	543.2	536.8
Other long term liabilities	31.2	32.1
Total liabilities	3,705.9	3,513.5
Total equity	1,011.7	976.9
Total liabilities and equity	$4,717.6	$4,490.4

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$58.5	$32.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	119.3	100.4
Depreciation of property and equipment	14.8	13.4
Amortization of intangible assets	5.9	2.4
Amortization of deferred debt and financing obligations costs	0.8	0.8
Stock-based compensation charges	6.2	5.3
Provision for receivables allowances	9.3	7.9
Deferred taxes	5.2	6.2
Gain on sale of rental equipment	(9.2)	(5.8)
Other	1.0	—
Changes in assets and liabilities:
Receivables	(23.5)	(6.5)
Other assets	(8.5)	(0.6)
Accounts payable	(8.8)	3.1
Accrued liabilities and other long-term liabilities	(28.0)	(24.8)
Net cash provided by operating activities	143.0	134.7
Cash flows from investing activities:
Rental equipment expenditures	(286.8)	(90.9)
Proceeds from disposal of rental equipment	28.8	40.3
Non-rental capital expenditures	(12.9)	(13.4)
Proceeds from disposal of property and equipment	2.2	1.8
Acquisitions, net of cash acquired	(73.0)	—
Other investing activities	(5.0)	—
Net cash used in investing activities	(346.7)	(62.2)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	345.0	70.0
Repayments on revolving lines of credit and securitization	(118.4)	(135.0)
Principal payments under finance lease and financing obligations	(3.9)	(2.8)
Dividends paid	(17.1)	—
Other financing activities, net	(14.2)	(5.0)
Net cash provided by (used in) financing activities	191.4	(72.8)
Effect of foreign exchange rate changes on cash and cash equivalents	—	0.2
Net change in cash and cash equivalents during the period	(12.3)	(0.1)
Cash and cash equivalents at beginning of period	35.1	33.0
Cash and cash equivalents at end of period	$22.8	$32.9

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended March 31,
	2022	2021
Net income	$58.5	$32.9
Income tax provision	8.6	8.2
Interest expense, net	22.5	21.4
Depreciation of rental equipment	119.3	100.4
Non-rental depreciation and amortization	20.7	15.8
EBITDA	229.6	178.7
Non-cash stock-based compensation charges	6.2	5.3
Other(1)	1.0	0.6
Adjusted EBITDA	$236.8	$184.6

Total revenues	$567.3	$453.8
Adjusted EBITDA	$236.8	$184.6
Adjusted EBITDA margin	41.7%	40.7%
(1) Merger and acquisition related, restructuring and spin-off costs are included in Other.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended March 31,
	2022	2021
Net income	$58.5	$32.9
Other(1)	1.0	0.6
Tax impact of adjustments(2)	(0.3)	(0.2)
Adjusted net income	$59.2	$33.3

Diluted shares outstanding	30.4	30.2

Adjusted earnings per diluted share	$1.95	$1.10
(1) Merger and acquisition related and spin-off costs are included in Other.
(2) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

NET RENTAL EQUIPMENT CAPITAL EXPENDITURES
Unaudited
(In millions)

	Three Months Ended March 31,
	2022	2021
Rental equipment expenditures	$286.8	$90.9
Proceeds from disposal of rental equipment	(28.8)	(40.3)
Net rental equipment capital expenditures	$258.0	$50.6

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$143.0	$134.7

Rental equipment expenditures	(286.8)	(90.9)
Proceeds from disposal of rental equipment	28.8	40.3
Net rental equipment expenditures	(258.0)	(50.6)

Non-rental capital expenditures	(12.9)	(13.4)
Proceeds from disposal of property and equipment	2.2	1.8
Other	(5.0)	—
Free cash flow	$(130.7)	$72.5

Acquisitions, net of cash acquired	(73.0)	—
(Increase) decrease in net debt	$(203.7)	$72.5